UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

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TEMPUR-PEDIC INTERNATIONAL INC.

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Supplemental Information Regarding Proposal 3 –
Approval of the 2013 Equity Incentive Plan

The following information may be used by employees and directors of Tempur-Pedic International Inc. (the “Company”) and its proxy solicitor, DF King & Co. Inc., to communicate with certain stockholders about the Company’s upcoming Annual Meeting of Stockholders.  This information supplements information contained in the Company’s definitive proxy statement dated April 12, 2013.  Copies of this supplemental information will be first used on, or about, April 18, 2013 by persons making solicitations on our behalf.

The Company will hold its 2013 Annual Meeting of Stockholders at the Grandover Resort, 1000 Club Road, Greensboro, NC 27407 on Wednesday, May 22, 2013, at 8:00 a.m.  At the Annual Meeting, stockholders will vote to approve the adoption of the 2013 Equity Incentive Plan.  Proposal 3 is described in the Company’s 2013 Proxy Statement and includes information regarding this matter.

2013 Equity Incentive Plan Background

The Company completed its acquisition of Sealy Corporation on March 18, 2013, which will be a transformative event for the Company and significantly increase its size and scope of operations.  For example, the Company had net sales of $1.403 billion for fiscal 2012 and a total of 1,950 employees as of December 31, 2012, while Sealy had net sales of $1.348 billion for fiscal 2012 and a total of 4,267 full-time employees as of December 2, 2012.

The Company now has a significantly larger group of executives and other employees managing a much larger enterprise and eligible to participate in our equity incentive arrangements.  In addition, in connection with the Sealy acquisition all of the outstanding Sealy options and other equity awards under Sealy’s incentive plans were either cashed out or terminated without payment.  Our Sealy employees have no Sealy equity incentives in place.

On December 1, 2013, the Company’s current 2003 Amended and Restated Equity Incentive Plan, previously approved by our stockholders will expire.  In addition to expiring in December 2013, the 2003 Plan only has 1,663,920 shares available to be issued pursuant to or subject to awards under the 2003 Plan as of April 1, 2013.  The Board of Directors has determined that it is very important that the Company adopt a new equity incentive plan that provides the Company with sufficient flexibility to create meaningful incentives for senior executives and other employees of the combined company. For the year ended December 31, 2012, the vast majority of our executives’ total compensation opportunity was in the form of incentive-based compensation (71.6% for NEOs and 83.7% for CEO), and of this incentive-based compensation, the majority is equity-based, tied to long-term performance objectives (54.5% for NEOs and 67.4% for CEO), and strongly aligned with stockholder interests.

The Board of Directors believes that adoption of the 2013 Plan is of critical importance to the Company in light of the Sealy acquisition and in pursuing its strategy after this transformative acquisition.  The Board of Directors on March 5, 2013 approved and recommended that the stockholders approve the Company’s 2013 Equity Incentive Plan.

The Company expects the 2013 Plan to exceed the ISS allowable cap on Shareholder Value Transfer (“SVT”) cost, and accordingly, the Company expects ISS to recommend a vote “against” Proposal 3.  ISS uses a proprietary model to assess the plan’s cost and we believe the application of this model to the Company produces arbitrary results that fail to reflect a Company’s individual circumstances.  The ISS SVT model is based on a methodology that seeks to represent the cost of the plan to stockholders of the Company expressed as a percentage of total market value, which is calculated based on 200-day average stock price multiplied by common shares outstanding.

The ISS SVT calculation fails to incorporate the transformational nature of the Sealy acquisition and the debt financing that significantly increased the Company’s enterprise value without impacting total equity market value.  The Company financed the Sealy acquisition with debt rather than equity as it was determined to be the most efficient use of stockholder capital and to avoid immediate stockholder dilution.  Unfortunately, we believe this transformational acquisition and efficient capital structure decision is a factor in the ISS SVT calculation exceeding the allowable cap. In addition, the allowable SVT cap for the Company was lowered to 7% from 13% since our last equity incentive plan amendment proposal adopted by stockholders in 2009.  ISS’s allowable SVT cap is based on the usage of equity awards as a percentage of total market value for companies in the Company’s industry group.  The Company is now designated in a larger cap industry group compared to 2009 when it was designated in a medium cap industry group.  Further, the allowable cap for a specific company is also adjusted for the relative performance measured by Total Shareholder Return (“TSR”), which negatively affected the Company’s allowable cap at December 31, 2012.  These items are the principal factors that are expected to result in a negative ISS recommendation on SVT.

The Company monitors and manages dilution.  Maintaining reasonable dilution levels is important to us and to our stockholders.  The Company’s financing of the Sealy acquisition with debt rather than equity as well as the Company’s repurchase of approximately 49 million shares, or 50% of total outstanding common shares since the beginning of 2005 are clear examples of this focus.

Annual burn rates (gross number of shares granted under the plan during the year divided by weighted common shares outstanding) continue to be well below ISS thresholds.  The Company’s 3-year average annual burn rate of 0.51% for the three years ended December 31, 2012 is well below the 4.83% 2013 industry burn rate threshold established by ISS.

The Company believes that the number of shares available under the 2013 Plan is reasonable.  The Company is only requesting 3 million shares, plus any shares available under the 2003 Plan as of the date of stockholder approval, even though it is a 10 year plan. We expect stockholders will have an opportunity to reconsider the 2013 Plan in the future.

Our proposed 2013 Plan incorporates best practices in key governance areas.  The proposed 2013 Plan prohibits re-pricing of awards, includes a double-trigger change-in-control provision, provides a three year vesting period for restricted stock, and has share limitations per year.

The Board of Directors believes that adoption of the 2013 Plan is of critical importance to the Company in light of the Sealy acquisition and in pursuing its strategy after this transformative acquisition. Your vote is important.  The Company urges stockholders to vote “FOR” Proposal 3 to approve the 2013 Equity Incentive Plan.

Cautionary Statement Regarding Forward-Looking Statements
This presentation contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information.  When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations around the Sealy acquisition, future stockholder votes, potential ISS recommendations and statements around the Company’s management of dilution and capital structure.  All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.  Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward- looking statements. These risk factors include the ability to successfully integrate Sealy into the Company's operations and realize synergies from the proposed transaction; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing and uncertainties arising from global events.  Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking  Statements" and "Risk Factors."  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.